UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2023

KIMBELL TIGER ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41244	86-3513156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor St. Suite 810

Fort Worth, Texas 76102

(Address of principal executive offices, including zip code)

(817) 945-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, and one-half of one warrant	TGR.U	The New York Stock Exchange
Class A Common stock, par value $0.0001 per share	TGR	The New York Stock Exchange
Warrants, exercisable for one share of Class A common stock at an exercise price of $11.50 per share	TGR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2023, Matthew S. Daly, a Director and Strategic Advisor of Kimbell Tiger Acquisition Corporation (the “Company”), resigned from the board of directors (the “Board”) of the Company. Mr. Daly’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Daly will continue to serve in the capacity of Strategic Advisor to the Company, and continue to serve as Chief Operating Officer of the general partner of Kimbell Royalty Partners, LP, the ultimate parent of our sponsor, Kimbell Tiger Acquisition Sponsor, LLC.

Also on February 7, 2023, upon the recommendation of the nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), William H. Goodwin was appointed as a director of the Board, to fill the vacancy created by the resignation of Mr. Daly, and appointed to the audit committee of the Board (the “Audit Committee”). After a thorough review of his background and relevant experience as well as his qualifications as an independent director, the Nominating and Corporate Governance Committee affirmatively determined that Mr. Goodwin (i) is an independent director under the applicable rules of The New York Stock Exchange and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and (ii) meets all applicable requirements for membership on the Audit Committee.

There is no arrangement or understanding between Mr. Goodwin and any other persons pursuant to which Mr. Goodwin was appointed as a director. Furthermore, there are no family relationships between Mr. Goodwin and any other director or executive officer of the Company and there are no transactions between Mr. Goodwin and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The following sets forth certain information concerning Mr. Goodwin’s past employment history, directorships held in public companies, if any, and qualifications for service on the Company’s board.

Mr. Goodwin is co-founder and Managing Partner at Esperanza Capital Partners (“ECP”) where he is a member of the firm’s investment committee. He oversees investment sourcing, diligence, and transactional negotiations along with general firm management and execution.

Prior to co-founding ECP in 2021, Mr. Goodwin was a Partner at Millennial Energy Partners (“MEP”), a Houston-based oil and gas investment firm and direct asset manager. During his tenure at MEP, Mr. Goodwin managed the firm’s operating subsidiaries and chaired operating committees for the firm’s active investment vehicles while serving on the York Tactical Energy Fund I, LP (“YTEF”) investment committee. Prior to MEP, He worked at Nexen Inc. (“Nexen”) in various technical roles for producing assets in the U.S. Gulf of Mexico shelf and deep-water. He continued working at Nexen through its merger with China National Offshore Oil Company. Mr. Goodwin currently serves on the advisory board and is a founding investor in Cantium LLC, a York Capital controlled exploration and production company. He holds a B.S. in Geology from Louisiana State University.

Mr. Goodwin will receive compensation consistent with the Company’s compensation program for non-employee directors.

In connection with his appointment as director, Mr. Goodwin is entering into a standard form of indemnity agreement for directors and a joinder agreement to the letter agreement, dated as of February 3, 2022, entered into by the Company with its directors, officers and the other parties thereto in connection with the Company’s initial public offering. The Company’s form of indemnity agreement for directors and the letter agreement were described in, and the forms of such agreements were filed as exhibits to, the Company’s registration statement relating to the Company’s initial public offering (File No. 333-258260).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kimbell Tiger Acquisition Corp.

Date: February 9, 2023	By:	/s/ Zachary M. Lunn
	Name:	Zachary M. Lunn
	Title:	President and Chief Executive Officer